Exhibit 99.3

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. ELECTS NEW DIRECTOR

STAMFORD, CONNECTICUT – January 23, 2006 - Crane Co. (NYSE:CR), a diversified manufacturer of engineered industrial products, announced today that its Board of Directors has elected Ronald F. McKenna as a director of Crane Co. Mr. McKenna was president and chief executive officer of Hamilton Sundstrand, a division of United Technologies Corporation, from 1999 until his retirement on December 31, 2005. From 1969 to 1999, Mr. McKenna held a number of operating and engineering management positions with increasing responsibility at Sundstrand Corporation, including Executive Vice President and Chief Operating Officer from 1996 to 1999.

R. S. Evans, chairman of the board, stated: “Ron McKenna has had a long and productive career in aerospace and industrial markets, with senior executive experience serving substantial companies in the U.S. and internationally. His election was proposed by the Company’s nominating and governance committee, and we are very pleased that he has agreed to join our board of directors.”

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems Fluid Handling, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.